UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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QAD Inc.
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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
805-566-6000

May 10, 2021

To Our Stockholders:

I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, CA 93108, on Monday, June 21, 2021 at 8:00 a.m. local time ("Annual Meeting").

On or about May 10, 2021, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record as of April 22, 2021, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice will include instructions on how to access an electronic copy of our proxy materials, including the proxy statement, our 2021 Annual Report on Form 10-K, and instructions with respect to how to vote your shares, as well as instructions on how to request a printed copy of our proxy materials. Details regarding the business to be conducted at the Annual Meeting are described in the Notice and proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible to ensure your representation at the Annual Meeting. Please review the instructions on the Notice regarding voting, as well as the question and answer section at the end of this proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/Pamela M. Lopker

Pamela M. Lopker

President

QAD INC.
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	8:00 a.m. local time on Monday, June 21, 2021

PLACE	QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108

ITEMS OF BUSINESS:	(1) To elect five directors to serve until the next Annual Meeting of Stockholders;
(2) To approve, on a non-binding advisory basis, the compensation paid to our executive officers identified in our summary compensation table (“Named Executives”);
(3) To ratify the selection of KPMG LLP as our independent registered public accounting firm for our current fiscal year; and
(4) To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date of April 22, 2021.

VOTING BY PROXY:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in this proxy statement.

MEETING ADMISSION:

You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on April 22, 2021, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of QAD stock on the record date. Stockholders and proxy holders must also present a form of photo identification, such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 21, 2021. The proxy materials, including this proxy statement and our Annual Report on Form 10-K, are available on the following website: www.proxyvote.com/

By Order of the Board of Directors /s/ Daniel Lender Daniel Lender, Corporate Secretary Santa Barbara, California May 10, 2021

COMPENSATION DISCUSSION AND ANALYSIS	18
Executive Summary of Compensation Structure	18
Executive Compensation Philosophy	19
Benchmarking of Compensation	20
Elements of the Executive Compensation Program	20
Base Salary	20
Cash Bonus	21
Cash Bonus Results	21
Bookings Component	21
Revenue Component	21
Profit Component	22
DSO Component	22
Non-GAAP Measures	22
Payout on Financial Goals	22
Strategic Goals	23
Discretionary Bonus	24
Equity Awards	24
Restricted Stock Units (RSUs)	25
Performance Stock Units (PSUs)	25
Broad Based Employee Benefit Programs	26
Change in Control Agreements and Executive Termination Policy	27
Administrative Policies and Practices	27
Tax Deductibility of Executive Compensation	28

EXECUTIVE COMPENSATION	29
Summary Compensation Table	29
Grants of Plan-Based Awards during Fiscal Year 2021	30
Outstanding Equity Awards at 2021 Fiscal Year End	31
SAR Exercises and RSUs Vested During Fiscal Year 2021	32
Equity Compensation Plan Information	33
Potential Payments upon Termination or Change in Control	33

CEO PAY RATIO	35

REPORT OF AUDIT COMMITTEE	36
Charter	36
Meetings	36
Audit Committee Report	36
Auditor Independence	37
Audit Committee Recommendation	37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	38
Transactions with Related Persons	38
Policies and Procedures for Review and Approval of Related Party Transactions	38

DELINQUENT SECTION 16(a) REPORTS	38

STOCK OWNERSHIP	39
Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners	39

FREQUENTLY ASKED QUESTIONS	40

EXEMPTIONS FOR A CONTROLLED COMPANY ELECTION	45

ANNUAL REPORT	45

STOCKHOLDER PROPOSALS	46

VOTE RECOMMENDATIONS

	Proposal	Board Recommends	Reason for Recommendation	See Page

1.	Election of five directors	FOR	The Board of Directors believes the five Board nominees possess the skills, experience and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	3

2.	Advisory vote to approve executive compensation (say-on-pay)	FOR	Our executive compensation programs demonstrate our pay for performance philosophy, which we believe creates alignment with our stockholders and drives the creation of sustainable long-term stockholder value.	6

3.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for our current fiscal year	FOR	Based on our Audit Committee’s assessment of KPMG’s qualifications and performance, we believe the retention of KPMG for fiscal year 2022 is in the Company’s best interests.	7

PROXY STATEMENT

We are providing these proxy materials in connection with the QAD Inc. 2021 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2021 Annual Report on Form 10-K, were first made available to stockholders on or about May 10, 2021. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect five directors to hold office until our next Annual Meeting of Stockholders. Lee D. Roberts, an incumbent director, has chosen not to stand for reelection to the Board of Directors. Mr. Roberts has served QAD as a member of the Board of Directors from January 10, 2008. Accordingly, the Company has reduced its Board size from six (6) members to five (5) members effective as of June 21, 2021 immediately before the Annual Meeting. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted by the proxy holders for a substitute nominee designated by our Board of Directors. We are not aware that any of the nominees will be unable or unwilling to serve as director.

Directors

The following incumbent directors are being nominated for election to the Board: Scott J. Adelson, Anton Chilton, Kathleen M. Crusco, Peter R. van Cuylenburg and Pamela M. Lopker. Please see “Information Concerning the Nominees for Election” beginning on page 4 of this proxy statement for information concerning each of our incumbent directors standing for election.

Nominee for Director to Hold Office Until 2022	Age	Director Since	Position with the Company
Scott J. Adelson	60	2006	Independent Director
Anton Chilton	53	2018	Chief Executive Officer, Director
Kathleen M. Crusco	56	2019	Independent Director
Peter R. van Cuylenburg	73	1997	Chairman of the Board, Independent Director
Pamela M. Lopker	66	1986	President, Director

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you withhold authority to vote for a particular nominee, your withholding will have no effect on the election of directors.

Information Concerning the Nominees for Election

Scott J. Adelson

Scott J. Adelson has been a director of the Company since April 2006 and currently serves on the Compensation Committee. He serves as the Co-President of Houlihan Lokey, where he has been employed since 1987. He also serves as their Global Co-Head of Corporate Finance as well as on the Houlihan Lokey Board of Directors. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008 and Pacific Island Restaurants since December 2013. Mr. Adelson is also an active board member of various middle-market businesses as well as prominent non-profit organizations, such as the Lloyd Greif Center for Entrepreneurial Studies and the Board of Leaders at the University of Southern California, Marshall School of Business. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the boards of directors of other companies, provides insight to the Board on strategic and financial issues.

Anton Chilton

Anton Chilton was appointed Chief Executive Officer and a member of QAD's Board of Directors in December 2018. Before that, he served as Chief, Global Field Operations and Executive Vice President commencing in March 2017.  Previously, he served as Executive Vice President, Global Services beginning in June 2015. Mr. Chilton joined QAD in 2004 as Services Director of the Company’s Asia-Pacific region, based in Hong Kong. He subsequently served as Managing Director of QAD Australia and New Zealand from 2006 to 2009. Mr. Chilton transferred to QAD's headquarters in 2009, serving as Senior Vice President – Strategic Global Accounts until 2011, when he became Senior Vice President – Professional Services. Prior to joining QAD, Mr. Chilton held senior roles in global systems integration at Atos Origin and Cap Gemini. Mr. Chilton began his career at British Steel designing software and infrastructure solutions and received his education in the Submarine Service, British Royal Navy.  Mr. Chilton has an Executive MBA from INSEAD. The Board nominated Mr. Chilton to serve as a director because of his industry expertise, knowledge of QAD’s customer base, international experience and extensive history with QAD. His in-depth knowledge of the Company, its industry and its customers assists the Board in overseeing management and is important to the Board’s oversight of strategy and risk management.

Kathleen M. Crusco

Kathleen M. Crusco has been a director of the Company since December 2019 and currently serves as a member of the Audit Committee, the Compensation Committee and the Governance Committee. Ms. Crusco most recently served as the Executive Vice President and Chief Financial Officer at Kony, Inc., a privately-held provider of digital experience applications for banking and low-code application development platform solutions from December 2017 to January 2020. Prior to her role at Kony, Inc., she served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in 2011 when the company merged with Activant Solutions, Inc., a business management software company where she served as Chief Financial Officer from 2007. She also spent five years at Polycom, including serving as Vice President of Worldwide Finance, and has held a variety of positions of increasing responsibility at Documentum, Inc., Adaptec, Inc. and Price Waterhouse LLP. Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico. She has been a member of the board of directors of publicly-held Calix, Inc. since 2017, Poly, formerly Plantronix, since 2018 and Duck Creek Technologies, Inc. since 2020. The Board nominated Ms. Crusco to serve as a director because she brings significant and relevant expertise to QAD, with a long track record as a financial software executive and director, and she brings an understanding of, and experience in, enterprise software with a focus on manufacturing and the cloud market.

Peter R. van Cuylenburg

Peter R. van Cuylenburg, D.Tech. has been a director of the Company since November 1997 and currently serves as Chairman of the Board, Lead Director, Chairman of the Audit Committee and the Governance Committee, and a member of the Compensation Committee. Since 2000, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships, listed below, and a part-time role as a General Partner in a venture capital fund. Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999, and as Executive Vice President of Xerox Corporation responsible for all of Xerox’ digital businesses from 1993 to 1996. Past board memberships and/or chairmanships include: Verimatrix, Inc., ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s earlier career included executive posts at NeXT Computer, Inc., Cable and Wireless plc. and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board’s oversight of strategy, risk management, compensation and corporate governance practices.

Pamela M. Lopker

Pamela M. Lopker founded QAD in 1979 and has been President since QAD Inc.’s incorporation in 1986. Ms. Lopker also served as Chairman of the Board from its incorporation until August 2018. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with over forty years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company’s products, customers, industry and global operational issues. Her history with and knowledge of QAD, combined with her unique skills, is important to the Board’s oversight of long-term strategy and provides the Board with a deep understanding of the Company’s business and operations.

FOR √	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act") requires us to hold an advisory vote of our stockholders at least once every three years to approve the compensation of our Named Executives. Consistent with the advisory vote of stockholders at our 2019 Annual Meeting on the frequency of such vote, our Board of Directors has chosen to hold this vote annually. This vote is not intended to address any specific item of compensation or specific Named Executive, but rather the overall compensation of all of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. QAD discloses those items in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 18.

As described in the “Compensation Discussion and Analysis,” we design our executive compensation programs to attract and retain highly talented and productive Named Executives; align the interests of the Named Executives with the interests of the stockholders; provide incentives for the Named Executives to achieve strategic and financial goals; and reward the Named Executives for performance that enhances stockholder value. A meaningful portion of our Named Executives’ compensation is at risk, reflecting our emphasis on pay that rewards performance and drives long-term stockholder value. We believe our compensation program, as a whole, promotes our objectives in both the short and long term.

As an advisory vote, this proposal is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions on our executive compensation programs.

We ask you to approve the following resolution:

“RESOLVED, that the compensation paid to QAD’s Named Executives, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

FOR √	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE RELATING TO THE COMPENSATION PAID TO OUR NAMED EXECUTIVES.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR OF QAD FOR THE 2022 FISCAL YEAR

The Audit Committee of the Board of Directors has appointed KPMG LLP ("KPMG") to audit our financial statements for our fiscal year ending January 31, 2022. We are asking you to ratify that appointment. KPMG has been QAD’s independent accounting firm since 1990, and we believe they are well qualified for the job. Although the ratification is not required by law, the Board believes that stockholders should be given the opportunity to express their views on the subject. While not binding on the Board, the failure of the stockholders to ratify the appointment of KPMG as QAD’s independent auditor would be considered by the Audit Committee in determining whether to continue the engagement of KPMG. Even if our stockholders ratify the appointment of KPMG, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of QAD and its stockholders. A KPMG representative intends to be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

FOR √

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2022.

AUDITOR INFORMATION

Principal Accounting Fees and Services

The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2021 and fiscal year 2020 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below. KPMG has served as our independent accounting firm since 1990.

The fees billed or expected to be billed by KPMG for fiscal years 2021 and 2020 for services rendered to the Company were as follows:

	Fiscal Year 2021	Fiscal Year 2020
	(In thousands)
Audit fees	$1,588	$1,453
Audit-related fees	12	15
Tax fees	—	10
All other fees	—	—
Total fees	$1,600	$1,478

Audit Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2021 and 2020, the reviews of the financial statements, including the Company Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2021 and 2020.

Audit-Related Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2021 and 2020 (but which are not included under “Audit Fees” above). Audit-related fees consist principally of certain agreed-upon engagements.

Tax Fees. This amount represents fees billed or expected to be billed by KPMG for professional services rendered for assistance with tax consulting and tax advice.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Anton Chilton and Pamela M. Lopker who are described above under the heading “Information Concerning the Nominees for Election.”

Daniel Lender was first appointed Chief Financial Officer and Executive Vice President in July 2003. Previously, he served as QAD’s Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank’s Delaware subsidiary. He earned a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Science degree in applied economics and business management from Cornell University.

Kara L. Bellamy has served as Chief Accounting Officer, Corporate Controller and Senior Vice President since January 2008. Previously, she served as QAD’s Director of Finance, Americas beginning in 2006 and joined QAD as Assistant Corporate Controller in 2004. Prior to joining QAD, Ms. Bellamy served as Corporate Controller for Somera Communications, Inc. and began her career in public accounting at Ernst & Young LLP. Ms. Bellamy is a Certified Public Accountant (inactive) and received a Bachelor of Arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the instruction of our Board of Directors, or, if no instruction is given, in accordance with the judgment of the persons voting such proxies.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors has six members, five of whom are standing for election at the 2021 Annual Meeting. All directors are elected annually for a term that expires at the subsequent Annual Meeting or until their successors are elected and qualified.

Director Independence

Four current directors, Mr. Adelson, Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts, are non-management directors and are each an “independent” director as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Dr. van Cuylenburg serves as Chairman of the Board and lead director. Two directors are management directors, Mr. Chilton, Chief Executive Officer, and Ms. Lopker, President.

If stockholders or other interested parties wish to communicate with the full Board, the independent directors as a group or any individual director, they may write to QAD Inc., 100 Innovation Place, Santa Barbara, CA 93108, Attention: Corporate Secretary or email to directors@qad.com. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under “Investor Relations – Corporate Governance.”

Board Leadership Structure

Currently, we separate the positions of Chief Executive Officer, President and independent Chairman of the Board. Separating these positions allows our Chief Executive Officer and President to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Since August 2018, Dr. van Cuylenburg, who also serves as our lead director, has served as our independent Chairman. In the event the Chairman is an independent director, as is currently the case, the role of lead director will be assumed by the Chairman and the annual retainer for the lead director shall not apply. The responsibilities of the Chairman of the Board include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer and President, and facilitating communication with the Board, executive officers and stockholders.

Dr. van Cuylenburg also serves as the independent lead director for all meetings of the independent directors held in executive session. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the Chief Executive Officer and President in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the Chief Executive Officer, President and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; and to call meetings of the independent directors as appropriate.

In addition, as described below, our Board has three standing committees, consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairpersons is an important aspect of the leadership structure of our Board.

Executive Sessions

The independent directors of the Board may meet in executive session, without the Chief Executive Officer or the President present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on three occasions during fiscal year 2021.

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, President and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2021, the Board of Directors held four regularly scheduled meetings and one special meeting of only the outside directors. In fiscal year 2021, all current directors attended at least 75% of the aggregate of all meetings of the Board of Directors held during the period such director was a member of the Board and all current members of standing committees attended at least 75% of the standing committee meetings held during the period such director was a member. The Company encourages all members of the Board to attend each Annual Meeting of Stockholders when feasible. All current directors were in attendance at the 2020 Annual Meeting.

Standing Committee Meetings

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. For fiscal year 2021, there were three standing committees: Audit, Compensation and Governance.

Standing Committee Membership

Audit Committee	Compensation Committee	Governance Committee
Scott J. Adelson
Kathleen M. Crusco	Kathleen M. Crusco(1)	Kathleen M. Crusco
Peter R. van Cuylenburg*	Peter R. van Cuylenburg	Peter R. van Cuylenburg*
Lee D. Roberts(2)	Lee D. Roberts*(2)	Lee D. Roberts(2)

*	Indicates chair.
(1)	Ms. Crusco was appointed to the Compensation Committee effective April 13, 2020.
(2)	Mr. Roberts has been a member of the Audit Committee, the Compensation Committee and the Governance Committee since April 9, 2008. Mr. Roberts has chosen not to stand for reelection.

The functions performed by these committees are summarized below.

Audit Committee

The Audit Committee is responsible for overseeing and monitoring the accounting and financial reporting processes of the Company and the audits of its financial statements. The current Audit Committee members are Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter, and include:

•

the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company;

•	overseeing and monitoring the integrity of the Company’s financial statements and its systems of internal accounting and financial controls; and
•	overseeing and monitoring the performance of the Company’s internal audit function and independent auditor.

The Audit Committee met five times during fiscal year 2021, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are “independent” directors as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an “audit committee financial expert” as that term is defined in the requirements of the Sarbanes-Oxley Act, and meets the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee

The current Compensation Committee members are Mr. Adelson, Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts, each of whom is “independent” as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.

The primary responsibilities of the Compensation Committee are to:

•	establish and review the general compensation policies applicable to the Chief Executive Officer, President, Chief Financial Officer and other executive officers;
•	review and approve the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of the Chief Executive Officer, the President and other executive officers;
•	review and advise the Board concerning the performance of the executive officers;
•

review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the QAD executive compensation programs among comparable companies in our industry;

•	ensure that senior executive incentive plans are administered in a manner consistent with our compensation strategy;
•	administer the stock compensation programs, including determining the employees and other parties who are to receive grants of stock and the terms of such grants; and
•	review and recommend employment agreements for management and severance arrangements for senior executive officers.

The Compensation Committee’s role includes producing the report on executive compensation. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee held four regularly scheduled meetings during fiscal year 2021 and one special meeting.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of the Company’s subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, no officers of which served either on our Board or on our Compensation Committee.

Governance Committee

The Governance Committee is responsible for the administration of our Code of Business Conduct, continuing Board education and the annual review of our compliance with the governance standards of the NASDAQ Stock Market. QAD’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. The specific responsibilities of the Governance Committee are described in the Governance Committee Charter. The Governance Committee met once during fiscal year 2021. The current members of the Governance Committee are Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts each of whom, as previously indicated, is independent.

The primary responsibilities of the Governance Committee are to:

•	Oversee and administer the Company’s Code of Business Conduct;
•	Oversee the continuing education of directors and the orientation of new directors;
•	Review applicable NASDAQ governance standards annually and confirm and/or provide for the Company’s compliance with such standards; and
•	Oversee IT governance and cybersecurity for internal systems and cloud services for external customers.

Nominating Procedures

The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 45 of this proxy statement. The Board has determined that director nominees who are not currently serving as directors be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement, all of whom are existing directors, were nominated unanimously by the full Board. All of our current directors were elected by our stockholders at last year’s Annual Meeting.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of other publicly-held companies, ability to make independent analytical inquiries and practical business judgment. QAD does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. After potential nominees are evaluated, the committee designated by the Board makes recommendations regarding nominations to the full Board. The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria used for nominees initially proposed by the Board members. If a stockholder wishes to nominate directors for election to the Board at next year’s Annual Meeting, such nominations must comply with Section 2.7 of our bylaws and be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary

Charters for Board Committees

Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter. The committee charters describe the purpose, responsibilities, structure and operations of each committee. Copies of the committee charters are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews the Company’s operations and the associated risks, including cybersecurity risks.

•

The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes, including adequacy of the system of internal controls.

•

The Compensation Committee is responsible for overseeing the management of risks arising from the Company’s compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company’s employees are not reasonably likely to have a material adverse effect on the Company.

Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board also works to assess and analyze the most likely areas of future risk for the Company, including cybersecurity risk.

Since cybersecurity risk oversight is a top priority for the Board, the Board oversees a multi-level process to address cybersecurity risks. Our Director, Security Compliance, oversees information security compliance and our security program which is aimed at mitigating risk, ensuring continuity of operations and safeguarding the Company’s assets, reputation and brand. QAD's CyberSecurity Steering Committee meets regularly to evaluate cybersecurity requirements and controls, review security events and threats, recommend improvements in cybersecurity infrastructure and processes, and oversee cybersecurity training programs for employees. The Company's Executive Committee, which includes the Chief Financial Officer as well as both Board members that are executive officers, regularly receives updates concerning the activities of the CyberSecurity Steering Committee. The Chief Financial Officer reports to the full Board at each quarterly Board meeting on the Company's cybersecurity risk oversight activities. The Board's Governance Committee also annually reviews information technology governance and cybersecurity for internal systems and cloud services for external customers.

Code of Business Conduct and Code of Ethics

The Board has adopted the Company’s “Code of Business Conduct,” which promotes the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the President, the Chief Financial Officer and the Chief Accounting Officer. The Board has also approved, and the Company has adopted, a “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” (“Code of Ethics”) in order to satisfy the SEC’s requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Prohibition on Hedging Transactions and Pledging Policy

Prohibition on Hedging Transactions. Our insider trading policy prohibits all of our employees, including our executive officers, and our non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, short sales, puts, collars, straddles and exchange funds), or otherwise engaging in transactions, that are designed to or have the effect of hedging or offsetting any decrease in the market value of QAD securities.

Pledging Policy. Our insider trading policy prohibits our directors, executive officers and their immediate family members (i) from holding QAD securities in a margin account; and (ii) from pledging QAD securities as collateral to secure or guarantee indebtedness, subject to an exception pertaining to our founder, Pamela M. Lopker.  Ms. Lopker may pledge Company securities, not to exceed 20% of the Company securities owned or controlled by her, as collateral to secure or guarantee a loan or other financing arrangement but only with the prior approval of the Governance Committee of the Board.  Decisions of the Governance Committee will be based on all the facts and circumstances pertaining to the request including but not limited to: (i) the key terms of the transaction under which the Company securities would be pledged; (ii) the aggregate number of shares of Company securities intended to be pledged in relation to both the total number of Company securities outstanding and the total number of shares of Company securities owned or controlled by Ms. Lopker; (iii) the market value and the trading volume of the Company securities; (iv) Ms. Lopker’s ability to repay any such indebtedness without recourse to the Company securities intended to be pledged; and (v) any compelling needs of Ms. Lopker justifying the pledge.  No pledged Company securities shall be counted towards any stock ownership and retention requirements that may apply to Ms. Lopker.  Any such pledge must comply with the other terms of our insider trading policy and must be precleared as specified in our insider trading policy.

Management’s Compliance Committee

Management has established a Compliance Committee composed of certain executive officers and non-executive employees to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets twice quarterly and may meet more often if needed. In fiscal year 2021, the Compliance Committee met eight times, and has reported its findings to the Audit Committee in each quarter of fiscal year 2021.

Employee Complaint Procedure

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD’s strategic direction and overseeing the management of the Company. We seek to attract and retain highly-qualified directors who have sufficient time to attend to their considerable duties and responsibilities as directors of the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director. In fiscal year 2021, Meridian Compensation Partners, LLC (“Meridian”), an executive consulting firm retained by the Compensation Committee, reviewed the compensation of non-employee directors and determined that it was within the market range.

Non-Employee Director Cash Retainer and Meeting Fees

For fiscal year 2021, each of our non-employee directors received the applicable retainers and fees set forth below for serving on the Board.

Board Retainers and Standing Committee Fees 2/1/20 to 1/31/21 ($)
Annual Board Member Retainer	40,000

Chairman Supplemental Retainer	50,000

Lead Director Supplemental Retainer (not applicable if Chairman is lead director)	20,000

Annual Committee Member Retainer:
Audit Committee	10,000
Compensation Committee	7,500
Governance Committee	—

Annual Committee Chair Retainer:
Audit Committee	15,000
Compensation Committee	10,000
Governance Committee	—

Fee per Board Meeting:
In person per meeting	2,000
By telephone per meeting	1,000

Fee per Committee Meeting:
Audit Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

Compensation Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

Governance Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

A Board member receives $2,000 for each Board and committee meeting attended in person and $1,000 for each such meeting attended via telephone. However, separate fees do not apply to any committee meetings held in conjunction with a regularly scheduled Board meeting or another committee meeting. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for service on such ad hoc committees. Directors are also reimbursed for direct expenses related to their activities as members of the Board of Directors.

Non-Employee Director Equity Compensation

The Board of Directors has approved equity compensation for the non-employee Board members as follows:

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For each non-employee Board member that has served over one year on the Board, and is reelected at the Annual Meeting of Stockholders, an annual grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date of the date of the Annual Meeting of Stockholders.

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For each new non-employee Board member, a one-time grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date on or about the date of such Board member’s election or appointment to the Board.

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For each new non-employee Board member, who is reelected at the first Annual Meeting of Stockholders following such Board member’s appointment, a one-time grant of a pro-rata portion of the annual grant of 4,000 shares of Class A common stock, based upon such Board member’s time of service on the Board since the date of appointment through the date of the first Annual Meeting of Stockholders following such Board member’s appointment. Such grant shall be fully vested on the date of grant with a grant date of the date of the first Annual Meeting of Stockholders following such Board member’s appointment.

Such awards are made under our 2016 Stock Incentive Program (“2016 Program”). Under the 2016 Program, equity awards to non-employee Board members are limited to $250,000 per year, as determined for the Company’s financial accounting purposes as of the date of grant.

The Board applies stock ownership guidelines to non-employee directors to further align the interests of the non-employee directors with the interests of our stockholders. The guidelines stipulate that each non-employee Board member should own at least $30,000 in Company stock per year served on the Board, up to a maximum requirement of $150,000 in Company stock, measured on an annual basis as of the date of the annual stockholder meeting.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2021.

Non-Employee Director Compensation for Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Scott J. Adelson	53,500	163,880	—	217,380
Kathleen M. Crusco	67,250	86,856	—	154,106
Peter R. van Cuylenburg	123,500	163,880	—	287,380
Lee D. Roberts	70,000	163,880	—	233,880

(1)

The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2021 presented as calculated in accordance with FASB ASC Topic 718. Valuations of these equity awards are based on the stock price at date of grant and the expense is recognized immediately. The date of grant was June 11, 2020 for the annual grant made to the reelected non-employee directors, Mr. Adelson, Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts. These amounts do not correspond to the actual value that will be realized upon the sale of the common stock underlying such awards.

Non-Employee Director Outstanding Equity Awards at 2021 Fiscal Year End

As of January 31, 2021, none of the non-employee directors held any unvested or unexercised outstanding options or SARs or any other unvested stock awards.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference into such filing.

The Board of Directors has established a Compensation Committee of independent directors to assist in the oversight and governance of compensation for the Named Executives. The Compensation Committee has the duties and powers as described in its written charter as adopted by the Board and available on our website. The current members of the Compensation Committee are Mr. Adelson, Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2021, filed with the SEC on April 13, 2021.

Submitted by:	Scott J. Adelson
Kathleen M. Crusco
Peter R. van Cuylenburg
Lee D. Roberts, Chairman

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of Compensation Structure

Cash compensation for each of the Named Executives includes a base salary (“Base Salary”) plus short-term cash incentives (“Cash Bonus”). The Cash Bonus is targeted at 100% of Base Salary for Mr. Chilton and Ms. Lopker, 60% of Base Salary for Mr. Lender and 45% of Base Salary for Ms. Bellamy. For fiscal year 2021, 70% of each Named Executive’s Cash Bonus opportunity was based on QAD’s financial performance and 30% on strategic goals. The financial performance opportunity consisted of 30% based on Global Bookings (non-GAAP, as further described below) for the fiscal year, 30% based on Global Recurring Revenue relative to the plan for the fiscal year, 28% based on Global Adjusted Operating Profit for the fiscal year and 12% based on results related to our cash collection goals, measured in days sales outstanding (“DSO”). The financial components were based on global financial results, paid out at 19% per quarter and 24% for the fiscal year. The strategic goals opportunity for the Named Executives was based on performance against goals under the Company’s strategic plan, half of which were metrics related to the Company’s cloud business targets and half of which were goals within each Named Executive’s area of responsibility. The Compensation Committee exercised its discretion in determining each Named Executive’s performance with respect to goals within their area of responsibility, which may include additional goals that were not part of the initial strategic plan.

Equity awards are used as long-term incentives for the Named Executives and are intended to align the interests of the Named Executives with QAD’s strategic goals and the interests of stockholders. Each Named Executive received a combination of time-based restricted stock units (“RSUs”) and performance stock units (“PSUs”) (PSUs and RSUs together “Equity Awards”).

Executive Compensation Philosophy

QAD’s executive compensation program applies to the following Named Executives:

Anton Chilton	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	Chief Financial Officer and Executive Vice President
Kara Bellamy	Chief Accounting Officer and Senior Vice President

The compensation objectives for QAD’s Named Executives are to:

•	attract and retain highly talented and productive executives;
•	align the interests of the Named Executives with the interests of the stockholders;
•	provide incentives for the Named Executives to achieve strategic and financial goals; and
•	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of Base Salary, Cash Bonus and Equity Awards collectively in order to determine the total compensation for each Named Executive. Base Salary is the only fixed element and provides baseline compensation for the Named Executives. The Compensation Committee sets compensation for the Named Executives so their individual components as well as their total compensation packages are within the market range for their individual positions and are internally consistent with the compensation packages of other QAD senior executives relative to their positions in the Company. The Compensation Committee focuses the Named Executives on achieving superior annual and long-term performance by structuring their compensation mix so that a substantial part of their potential compensation is tied to achieving positive returns for our stockholders.

•	Base Salary is established at a level that is competitive with our peer companies and reflects the role, experience and performance of each Named Executive.
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Cash Bonus focuses the Named Executives on the Company’s annual and short-term performance by linking it to (i) the Company’s achievement of its financial goals for the year, (ii) the Company’s achievement of very aggressive growth targets in relation to its global cloud business and (iii) each Named Executive’s performance in achieving the Company’s strategic plan in areas subject to such Named Executive’s individual responsibility.

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RSUs with time-based vesting help tie our Named Executives’ variable realizable compensation to our overall performance and further align their interests with those of our stockholders, while ensuring that the Named Executives receive some equity compensation so long as they continue to be employed by the Company.

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PSUs, which are contingent upon both employment with the Company and achievement of pre-determined performance objectives, tie our Named Executives’ variable realizable compensation to specified performance objectives of the Company. Depending on the financial performance levels achieved, a percentage of the PSUs (0% to 200% of the target award) will be earned by and vest to the Named Executives. There is no guarantee that the Company’s outstanding PSUs will be earned or vest in whole or in part.

The Compensation Committee established fiscal year 2021 compensation targets for the Named Executives based on the Company’s annual operating plan and at a level that, based on market data, the Compensation Committee believed fairly compensated the Named Executives. Individual Named Executive compensation packages took into account the following factors:

•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during fiscal year 2021 by each Named Executive;
•	Compensation history and existing equity interest for each Named Executive;
•	Relative compensation among the Named Executives and other senior executives within the Company;
•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;
•	Competitive market analysis and peer group data; and
•	Extra responsibilities performed by a Named Executive in his or her role with the Company compared to the standard responsibilities expected in the position.

Benchmarking of Compensation

To ensure that the compensation of the Named Executives is market competitive, pay levels for the Named Executives are benchmarked against proxy data compiled by Equilar and the compensation practices of the Compensation Peer Group (as defined below). Meridian was engaged by the Compensation Committee in December 2019 to conduct an external peer group review and perform executive benchmarking analysis for fiscal year 2021. Meridian determined QAD's peer group by identifying technology companies that compete with QAD or have other characteristics that make them suitable for comparison. The peer group recommended by Meridian was reviewed and approved by the Compensation Committee. For fiscal year 2021, the Compensation Peer Group consisted of the following companies:

Agilysys, Inc	Ebix, Inc.	Progress Software Corporation
American Software, Inc.	Manhattan Associates, Inc.	PROS Holdings, Inc.
Apptio, Inc.	MicroStrategy Incorporated	SPS Commerce, Inc.
Aspen Technology, Inc.	Paylocity Holding Corp Inc.	Synchronoss Technologies, Inc.
Bottomline Technologies, Inc.	Pegasystems, Inc.	The Ultimate Software Group, Inc.

To market check the appropriate compensation for the Named Executives, the Compensation Committee reviews points of similarity between QAD and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue (including companies with revenue between $200 million - $500 million), growth expectations, number of employees and similar business models. For each Named Executive, each element of their compensation mix, as well as their total direct compensation, is compared against market data. The Compensation Committee reviews survey data from Meridian, Equilar and Radford and the compensation practices of the Compensation Peer Group and compares the compensation of each of the Named Executives to compensation paid for similar positions in the Compensation Peer Group. The Compensation Committee also compares the compensation of each of the Named Executives with the compensation of other senior executives within QAD in order to maintain internal equity with respect to cash and equity compensation packages in effect for all senior executives. Additionally, Meridian conducts a review of each Named Executive’s compensation level. The Compensation Committee relies on the advice of Meridian to ensure the most effective processes are in place to go beyond compliance with governance requirements and to create healthy, dynamic relationships between the Board and management and its advisors. The goal is to help the Board attract and retain critical executive talent and make informed business decisions that will link pay and performance, drive business results, increase shareholder value and mitigate potential risks.

Elements of the Executive Compensation Program

The compensation packages provided to each of the Named Executives for fiscal year 2021 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participated in QAD’s benefit programs generally available to our employees, and certain Named Executives had change in control and termination benefit arrangements commensurate with market practices.

Base Salary

QAD strives to be market competitive and to set Base Salary at a level that is appropriate for each Named Executive’s role. Merit, experience, skills and level of performance are all considered when setting Base Salary. The Chief Executive Officer evaluates the Base Salary of the Chief Financial Officer and the Chief Financial Officer evaluates the base salary of the Chief Accounting Officer, based on an assessment of the scope, responsibilities and salary ranges of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the Chief Executive Officer and the President. The Compensation Committee is then presented with the results of the evaluations and sets each Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for such Named Executive’s position. However, for fiscal year 2021, no Named Executive was awarded an increase to Base Salary due to uncertainty surrounding the global COVID-19 pandemic.

Cash Bonus

The Cash Bonus is an at risk variable component of the compensation mix for each Named Executive and is designed to encourage the Named Executives to contribute to meeting Company financial targets and perform at a high level within their individual areas of responsibility. The Chief Executive Officer and the Chief People Officer evaluate the Cash Bonus amount as a percentage of Base Salary for Mr. Lender and Ms. Bellamy, based on internal assessment of the scope and responsibility of each of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, performs a similar analysis for the Chief Executive Officer and the President. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. The Cash Bonus opportunity is weighted in favor of the achievement of QAD’s financial targets over individual goals in order to focus the Named Executives on achieving the Company’s financial targets, which we believe are aligned with providing stockholder value. For fiscal year 2021, 70% of each Named Executive’s Cash Bonus opportunity was based on achievement of Company financial goals, while the other 30% was based on strategic goals.

Cash Bonus Results

Cash Bonus payments for achieving Company financial goals are based on quarterly and annual GAAP and non-GAAP targets set in the operating plan for (i) Global Bookings (“Bookings Component” which is 30% of the target payment), (ii) Global Recurring Revenue (“Revenue Component” which is 30% of the target payment), (iii) Global Adjusted Operating Profit (“Profit Component”, which is 28% of the target payment) and (iv) DSO targets (“DSO Component” which is 12% of the target payment). The Bookings Component incentivizes our Named Executives to be focused on driving new customer subscription business, developing desirable products, delivering high value subscription services and support to customers, and designing and implementing an effective sales process. The Revenue Component incentivizes our Named Executives to grow new subscription revenue business and retain current subscription and maintenance customers to achieve our recurring revenue growth objectives. The Profit Component focuses our Named Executives on generating profits and monitoring expenses. The DSO Component ensures our Named Executives are monitoring contracts entered into with customers where payment terms are commensurate with the timing of when products and services are provided and contracts where customers' timely payments are an indication of customer satisfaction. We believe that the goal set for each of these components was aggressive, but achievable. Each named Executive earned approximately 101% of their Cash Bonus target that was based on achievement of Company financial goals. In all cases, payout percentages are prorated for performance between the minimum and the target and between the target and the maximum. Each goal for the components has a target, a minimum (threshold) and a maximum. Overall payout can range from 0% to 300%. Payout percentages were prorated for achievement between minimum and maximum.

Bookings Component

•	The fiscal year 2021 quarterly and annual booking targets equated to approximately 60% growth in constant currency over fiscal year 2020, measured on a non-GAAP basis.
•

60% of each quarterly target must be achieved to reach a minimum payout of 50% of the Bookings Component of the Cash Bonus for each quarter. 70% of the annual target must be achieved to reach a minimum payout of 50% of the Bookings Component of the Cash Bonus for year end.

•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 140% of target for each quarter and 120% for the annual target.
•	In fiscal year 2021, the Company achieved 55% of its full-year target and made aggregate quarterly and annual payouts of 21% of the aggregate Cash Bonus targets for the Bookings Component.

Revenue Component

•	The fiscal year 2021 quarterly and annual revenue targets equated to approximately 10% growth in constant currency over fiscal year 2020, measured on a GAAP basis.
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90% of each quarterly target must be achieved to reach a minimum payout of 50% of the Revenue Component of the Cash Bonus for each quarter. 95% of the annual target must be achieved to reach a minimum payout of 50% of the Revenue Component of the Cash Bonus for year end.

•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 110% of target for each quarter and 105% for the annual target.
•	In fiscal year 2021, the Company achieved 95% of its full-year target and made aggregate quarterly and annual payouts of 70% of the aggregate Cash Bonus targets for the Revenue Component.

Profit Component

•	The fiscal year 2021 quarterly and annual profit targets were approximately 4% of revenue, measured on a GAAP-adjusted basis.
•	60% of each quarterly and annual target must be achieved to reach a minimum payout of 50% of the Profit Component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 160% of target for such period.
•	In fiscal year 2021, the Company achieved 180% of its full-year target and made aggregate quarterly and annual payouts of 213% of the aggregate Cash Bonus targets for the Profit Component.

DSO Component

•	The fiscal year 2021 quarterly DSO targets were 55 days for Q1, and 50 days for Q2, Q3, and Q4, with no annual component.
•	For each quarterly target, if achievement in number of days is no greater than 150% of the target, a minimum payment of 50% of the DSO Component of the Cash Bonus is made for such period.
•	If 100% of a quarterly target is achieved, payout is 100% of the DSO Component of the Cash Bonus for such period.
•	The maximum payout of 300% for a quarterly target is made if achievement in number of days is 50% of target or less for such period.
•

In fiscal year 2021, the Company achieved 56 days in Q1, 49 days in Q2, 44 days in Q3 and 47 days in Q4, resulting in aggregate payouts of 119% of the aggregate Cash Bonus targets for the DSO Component.

Non-GAAP Measures

The major difference between non-GAAP revenue used for the Bookings Component of Cash Bonus determinations and GAAP revenue is that:

•	Non-GAAP revenue includes bookings related to QAD cloud transactions and other subscriptions.

The major difference between non-GAAP profit used for the Profit Component of Cash Bonus determinations and GAAP operating income is that:

•	Non-GAAP profit does not include expenses related to Equity Awards.

Payout on Financial Goals

For fiscal year 2021, the payouts based on achievement of Company financial goals were approximately:

•	Bookings Component – 21%
•	Revenue Component – 70%
•	Profit Component – 213%
•	DSO Component – 119%
•	Total Financial Bonus – 101%

The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

Name	Target Amount Payable Under Plan ($)	Amount Based on Achievement of Financial Goals ($)	Amount Approved by Compensation Committee ($)
Anton Chilton	315,000	318,365	318,365
Pamela M. Lopker	240,011	242,574	242,574
Daniel Lender	212,331	214,599	214,599
Kara L. Bellamy	90,435	91,401	91,401

Strategic Goals

Cash Bonus payments for achievement of strategic goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan. The strategic goals component is divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to each Named Executive’s individual performance for the year in each of their own areas of responsibility that support QAD’s strategic goals, as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set. QAD’s fiscal year 2021 strategic plan included initiatives in the areas of reaccelerating the growth in QAD’s global cloud business, improving and maintaining the profitability in our professional services business, enhancing the effectiveness and capabilities in our sales and marketing organization, the rollout of the Company’s 5-year strategic plan, continued adoption of QAD’s Adaptive ERP solution, developing our employees and continuous operational improvement. Each Named Executive’s individual goals were set in support of these strategic initiatives.

After the fiscal year ends, Named Executives are evaluated on the performance of the Company related to growth of QAD’s global cloud business and on their own performance with respect to the goals in their individual areas of responsibility. The Company’s very aggressive growth targets in relation to our cloud business were not achieved in fiscal year 2021, which resulted in no payout of that metric for each of the Named Executives. The evaluations of each Named Executive’s individual performance with respect to the goals in the areas for which they are responsible is a subjective assessment and are further described below. Due to the COVID-19 pandemic and its effects on the economy and our customer base, the priorities of the Company shifted to successfully navigating through the pandemic, and as a result, the achievement against the original goals of the plan were evaluated in that context.

Mr. Chilton’s individual goals related to achieving the overall strategic initiatives of the Company, with particular emphasis on subscription revenue growth and lead generation, launch and execution of the Company’s 5-year strategic plan, measuring customer experience and incorporating customer feedback into solutions and processes, maintaining customer satisfaction levels and developing M&A opportunities. The Compensation Committee reviewed Mr. Chilton’s accomplishments and rated him at 110% achievement. Combining the cloud business portion and the individual performance portion, the Committee approved paying Mr. Chilton 55% of his strategic goals component.

Ms. Lopker’s individual goals related to achieving the overall strategic initiatives of the Company, with particular emphasis on maintaining our cloud customer satisfaction levels, delivering functional product enhancements per the R&D plan, driving adoption of Adaptive ERP and use of Adaptive UX, developing a roadmap and plan for large global enterprise customer needs, and maintaining internal cybersecurity processes, protocols, policies and systems at best practice levels. The Compensation Committee reviewed Ms. Lopker’s accomplishments and rated her at 110% achievement. Combining the cloud business portion and the individual performance portion, the Committee approved paying Ms. Lopker 55% of her strategic goals component.

Mr. Lender’s individual goals related to operational effectiveness initiatives in support of the Company’s sales, professional services and other operational areas; maintaining compliance with SEC and other regulatory requirements; maintaining and improving effective accounting, tax and financial planning, and internal controls operations; leading investor and analyst communications; managing and supporting several legal department initiatives; leading the Company’s corporate development efforts and providing executive sponsorship to various areas of the business. As a result of the effects of the pandemic, Mr. Lender also focused his efforts on several initiatives designed to help the Company navigate through the resulting economic and logistic effects of the pandemic. Mr. Chilton conducted a review of Mr. Lender’s accomplishments and rated him at 110% achievement. Combining the cloud business portion and the individual performance portion, Mr. Chilton recommended a payment of 55% of Mr. Lender’s strategic goals component, which was approved by the Compensation Committee.

Ms. Bellamy’s individual goals related to the implementation of various processes and monitoring controls to address the effects of the pandemic, the design and implementation of systems to improve the quote-to-cash process, the adoption and monitoring of new metrics related to the Company’s subscription revenue and long-term strategic plans, the management of the Company’s tax processes, including multiple jurisdictional tax audits, and various other improvements across treasury, internal audit, investor relations and financial systems. Mr. Lender conducted a review of Ms. Bellamy’s accomplishments and rated her at 120% achievement. Combining the cloud business portion and individual performance portion, Mr. Lender recommended a payment of 60% of Ms. Bellamy’s strategic goals component, which was approved by the Compensation Committee.

For fiscal year 2021, the dollar amounts approved by the Compensation Committee as Cash Bonus payments to the Named Executives for achievement of strategic goals were as follows:

Name	Target Amount Payable Under Plan at 100% ($)	Amount Payable Based on Achievement of Strategic Goals ($)	Amount Approved by Compensation Committee ($)
Anton Chilton	135,000	74,250	74,250
Pamela M. Lopker	102,862	56,574	56,574
Daniel Lender	90,999	50,050	50,050
Kara L. Bellamy	38,758	23,255	23,255

Discretionary Bonus

The Compensation Committee may, on occasion, award discretionary bonuses to the Named Executives. No cash discretionary bonuses were awarded to Named Executives for fiscal year 2021.

Equity Awards

Equity Awards are designed to align the interests of the Named Executives with the interests of stockholders and the Company’s strategic goals by creating a direct link between their compensation, stockholder returns and Company objectives. They are intended to direct the attention of the Named Executives to making strategic decisions and managing our resources with the objectives of increasing stockholder value. We believe that Equity Awards also further our retention objectives by requiring Named Executives to remain with the Company over the vesting period to fully benefit from an Equity Award. We grant Equity Awards to the Named Executives in the form of RSUs and PSUs with respect to QAD common stock. Under our 2016 Program, Equity Awards are granted only with respect to Class A common stock.

Both RSUs and PSUs are commonly used in the software and technology industries and are used by the Company as integral components of our competitive compensation packages. The Compensation Committee directed that we may grant RSUs to all employees, and PSUs to certain senior executives, including our Named Executives, who are eligible for a combination of RSUs and PSUs under the QAD Executive Long Term Incentive (“ELTI”) Program.

Both RSUs and PSUs are issued from an annually Board-approved pool of shares. Such pool of shares has been provided under our stockholder-approved 2016 Program. We limit the size of the pool in relation to the number of outstanding shares in order to limit the potential economic dilution to existing stockholders. We also adjust the size of the pool as required to reflect the number of employees eligible for Equity Awards in a given year. The Company has guidelines by employee level for all departments and levels, other than the Chief Executive Officer, President and Chief Financial Officer. We granted Equity Awards pertaining to approximately 443,000 shares during fiscal year 2021 for all employees, including the Named Executives, new hires, and non-employee directors. For fiscal year 2021, the equity awards were 60% RSUs and 40% PSUs, at target, for the Named Executives.

When determining the number of Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including:

•	Total Equity Awards previously granted over the Named Executive’s term of employment;
•	The value of the proposed Equity Award;
•	The value of existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points;
•	The value of Equity Awards previously exercised or vested; and
•	The total compensation package of the Named Executive.

For purposes of internal equity, we apply the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants of Equity Awards to other senior executives within the Company. However, the value of Equity Awards granted to a particular Named Executive may differ from other Named Executives and senior executives, because grants of Equity Awards are impacted by each Named Executive’s experience in his or her position, accomplishment of strategic goals, performance within his or her position over time, subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues. The size of an Equity Award in any one year is not directly related to a Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with our strategic goals.

Restricted Stock Units (RSUs)

We believe RSUs create performance incentives and align the interests of the Named Executives with the interests of stockholders because the value of an RSU increases or decreases in conjunction with the Company’s stock price, thereby focusing the Named Executives on achieving long-term Company growth and profitability. RSUs are also a retention tool that provides compensation to the Named Executives for continuing in employment because, despite the volatility of our stock price, a given number of shares are issued upon vesting of an RSU irrespective of changes in the price of the underlying stock. We generally grant RSUs with a four-year vesting period and, upon vesting, each RSU is converted into one share of QAD Class A common stock. The shares issued, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. 60% of each Named Executive’s fiscal year 2021 Equity Award consisted of RSUs.

Performance Stock Units (PSUs)

In fiscal year 2021, the Compensation Committee, as a result of uncertainty surrounding the global COVID-19 pandemic, revised the structure of the PSU program. We awarded PSUs, vesting over two years at 50% each year, with the number of shares issuable determined by level of achievement of the applicable performance criteria. The performance criteria for both tranches was based entirely on fiscal year 2021 subscription revenue achievement with no shares to be issued for achievement below the subscription revenue threshold, 50% of the target amount of shares to be issued for achievement at the subscription revenue threshold, 100% of the target amount of shares to be issued for achievement at the subscription revenue target and up to 200% of the target amount of shares to be issued for achievement above the subscription revenue target.

The Compensation Committee awarded PSUs as part of the ELTI program for certain senior executives, including the Named Executives. The Compensation Committee awarded our Named Executives PSUs for a target number of shares representing 40% of each Named Executive’s fiscal year 2021 Equity Award. The actual number of shares of Class A common stock of QAD Inc. to be issued upon vesting of each PSU tranche depends on the Company's financial performance over the relevant measurement period. The specific performance measure for the PSUs was the Company’s cloud subscription revenue for fiscal year 2021 based upon currency rates in effect as of the end of the first quarter of fiscal year 2021 (“Subscription Revenue Achievement”). The Subscription Revenue Achievement target represents a 19.4% year-over-year increase in the Company’s cloud subscription revenue for fiscal year 2021 versus fiscal year 2020.

The PSUs vest in accordance with the vesting dates and level of achievement of the Subscription Revenue Achievement performance objective. Subject to the Subscription Revenue Achievement level and the applicable Named Executive’s continued employment through each applicable vesting date, the PSUs will vest as to one-half (1/2) of the applicable number of shares per each tranche on the first and second anniversaries of the grant date (“Vesting Dates”). Upon vesting and achievement of at least the minimum level needed to be awarded shares, each PSU is converted into shares of QAD Class A common stock. The shares awarded, which may be reduced by the number of shares having a value equal to the required tax withholding, are then transferred to the Named Executive. If at least the minimum level of achievement needed to be awarded shares is not satisfied, no PSUs in either tranche will be converted into shares of QAD Class A common stock.

The number of shares of Class A common stock that will be earned and vested on each applicable Vesting Date will be a percentage of the portion of the target number of shares subject to PSUs that are in the tranche for such Vesting Date (“Percentage of Target Number of Shares Vesting”) determined as follows:

Performance Criteria	Subscription Revenue Achievement for FY2021	Percentage of Target Number of Shares Issuable
Below Threshold	Less than $125.0 million	0%
Threshold	$125.0 million	50%
Target	$128.0 million	100%
Maximum	$131 million or more	200%

The Percentage of Target Number of Shares Issuable for achievement between such Subscription Level Achievement levels above $125.0 million and below $131.0 million is based upon straight-line interpolation between the adjacent achievement levels. For example, at Subscription Level Achievement of $126.0 million, the Percentage of Target Number of Shares Issuable pertaining to such measurement period would be 66-2/3% (50% + 1/3 x 50%), or at Subscription Level Achievement of $130.0 million, the corresponding Percentage of Target Number of Shares Issuable would be 167-2/3% (100% + 2/3 x 100%). The number of shares of Class A common stock that will be earned and vested on a Vesting Date cannot exceed 200% of the portion of the target number of shares subject to PSUs in the tranche for the Vesting Date. No fractional shares will be issued; the number of shares of Class A common stock that will be earned and vested on a Vesting Date will be rounded down to the nearest whole share. Immediately upon each Vesting Date, the PSUs in the tranche for the Vesting Date will be converted to a number of shares of Class A common stock based upon the Company’s Subscription Revenue Achievement for fiscal year 2021. For fiscal year 2021, the Company’s Subscription Revenue Achievement (based upon currency rates in effect as of the end of the first quarter of fiscal year 2021) was $128.65 million resulting in 121.6% Percentage of Target Number of Shares Issuable upon vesting.

The following table sets forth the number of shares of our common stock subject to PSUs and RSUs granted to each Named Executive on June 11, 2020 under our ELTI Program, the values of which are reflected in the Summary Compensation Table below. The Compensation Committee determined ELTI Program award levels for our Named Executives after considering peer group equity award practices, individual performance, criticality of each Named Executive’s role, expected future contributions of and the long-term retention objectives for each Named Executive, our performance compared to our Compensation Peer Group and uncertainties introduced by the COVID-19 pandemic.

Name	Number of Shares Subject to RSUs	Target Number of Shares Subject to PSUs	Performance Achievement Number of Shares Subject to PSUs
Mr. Chilton	33,000	22,000	26,752
Ms. Lopker	33,000	22,000	26,752
Mr. Lender	18,750	12,500	15,200
Ms. Bellamy	3,750	2,500	3,040

Broad Based Employee Benefit Programs

The Named Executives are covered by our employee benefit programs, which are applicable to all employees. These programs include health, dental, vision, disability and life insurance, health care and dependent care savings accounts, limited health club membership reimbursement, paid time off and Company contributions to a 401(k) plan. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace, and are a necessary element of compensation in attracting, acquiring and retaining talented employees.

Change in Control Agreements and Executive Termination Policy

The Compensation Committee believes that change in control (“CIC”) agreements that provide acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interests of our stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for certain employees. Pursuant to the policy, the terms, but not the payment amounts, of CIC agreements for Named Executives as approved by the Compensation Committee are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. The CIC agreements provide a gross-up for any excise taxes that the Named Executives may incur under Section 4999 of the Internal Revenue Code if the amounts they receive constitute “excess parachute payments.” CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive. The Compensation Committee has approved CIC agreements with Mr. Chilton, Ms. Lopker and Mr. Lender. These CIC agreements reflect current policy. Ms. Bellamy did not have a CIC agreement during fiscal year 2021.

The CIC agreement for each of the applicable Named Executives, Mr. Chilton, Ms. Lopker and Mr. Lender, provides that 50% of the previously granted, unvested, equity-based compensation for the Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other CIC benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon occurrence of the double trigger, each of the CIC agreements provides for the following:

•

A lump sum payment equal to 18 months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

•

A lump sum payment equal to 1.5 times the greater of: (a) the average annual bonus paid in the two fiscal years prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation; and
•

A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments for a period of 18 months following termination, plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 18 additional months of service for vesting purposes under our 401(k) plan.

For reasons similar to those supporting the adoption of CIC agreements, QAD has an executive termination policy under which certain senior executives with at least six months of service and as approved by the Compensation Committee are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement. Mr. Chilton, Ms. Lopker and Mr. Lender are covered by the standard terms of the executive termination policy. However, as part of their employment arrangements, Mr. Chilton and Mr. Lender may receive twelve months of base salary only, rather than six months of base salary and six months of benefits under the executive termination policy, upon termination without cause. Ms. Bellamy was not covered by the executive termination policy during fiscal year 2021.

Administrative Policies and Practices

In administering our compensation programs, including the compensation program for the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee may meet in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.

The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to Compensation Committee meetings as may certain employees, including the Chief Executive Officer, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate tax deduction for compensation paid to a covered Named Executive (or to anyone who was a Named Executive in fiscal year 2018 or later, whether or not the individual is still employed by us at the time of payment) to $1 million per individual. If the aggregate amount of any covered Named Executive’s salary, bonus, amounts realized from exercise of SARs granted after November 2, 2017 and upon vesting of RSUs, PSUs or other equity awards, and certain other compensation amounts that are recognized as taxable income by the Named Executive exceeds $1 million in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1 million in that year.

Prior to the Tax Cuts and Jobs Act of 2017, certain incentive compensation meeting the requirements to be considered “performance-based” for purposes of Section 162(m) was not subject to this deduction limitation, and compensation paid to the Company’s Chief Financial Officer had been exempt from this $1 million limit. However, this "performance-based" exception has been eliminated starting in fiscal year 2019 for QAD, except that taxable income recognized upon exercise of SARs that we granted on or before November 2, 2017, and not materially modified thereafter, may still qualify as performance-based compensation. Additionally, amounts paid to our Chief Financial Officer pursuant to a binding agreement entered into on or before November 2, 2017, and not materially modified thereafter, are not subject to the deduction limitation unless and until the agreement is materially modified, the agreement is terminated or renewed or some other event occurs that impacts the grandfathered status of compensation payable under the agreement.

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management with compensation subject to the deduction limits of Section 162(m) (including performance-based compensation) that has exceeded or could exceed the $1 million limitation on deductible compensation. Therefore, any such compensation in excess of the $1 million limitation on tax deductible compensation will not be tax deductible by the Company.

The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Anton Chilton	2021	450,000		2,220,213	—	392,614	34,462	3,097,289
Chief Executive	2020	450,000		876,040	—	431,770	25,450	1,783,260
Officer and Director	2019	384,728		870,320	—	242,962	36,143	1,534,153

Pamela M. Lopker	2021	342,873		2,220,213	—	299,149	17,908	2,880,143
President and Director	2020	342,873		1,749,000	—	328,982	18,537	2,439,392
	2019	332,886		—	3,227,930	279,571	17,938	3,858,325

Daniel Lender	2021	505,551		1,261,484	—	264,649	34,341	2,066,025
Executive Vice	2020	505,551		993,750	—	293,317	38,349	1,830,967
President and Chief Financial Officer	2019	493,220		1,320,250	—	253,419	34,973	2,101,862

Kara L. Bellamy	2021	287,096		252,298	—	114,656	34,931	688,981
Senior Vice President,	2020	287,096		198,750	—	126,866	39,425	652,137
Corporate Controller and Chief Accounting Officer	2019	278,734		264,050	—	134,316	35,290	712,390

(1)	Discretionary cash bonus.

(2)

The amounts in this column represent the aggregate grant date fair value of RSUs and PSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The amounts for the fiscal year 2021 include the aggregate grant date fair value of PSUs assuming achievement at target levels, the performance outcome judged to be probable at the time of grant, which is $891,880, $891,880, $506,750 and $101,350 for Mr. Chilton, Ms. Lopker, Mr. Lender and Ms. Bellamy, respectively. Assuming maximum achievement of the performance goals (200% of target), the grant date fair value of the 2021 PSUs granted would be $1,783,760, $1,783,760, $1,013,500 and $202,700 for Mr. Chilton, Ms. Lopker, Mr. Lender and Ms. Bellamy, respectively. The assumptions used in the valuation of these stock awards are set forth in our Annual Report on Form 10-K filed on April 13, 2021. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs and PSUs, or the sale of the common stock underlying such awards.

(3)

The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in our Annual Report on Form 10-K filed on April 13, 2021. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the common stock underlying such awards.

(4)	The amounts in this column represent payments based on Company financial results and individual performance under our Cash Bonus program described above.

(5)	All Other Compensation includes employer matching contributions under the 401(k) plan, the cost of employer-paid life insurance and miscellaneous payments.

Grants of Plan-Based Awards during Fiscal Year 2021

The following table shows information about the non-equity incentive awards, PSUs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2021 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (7)
Name	Grant Date of Equity Awards	Threshold ($)	Target ($)	Maximum ($) (6)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(8)	Grant Date Fair Value of Equity Awards ($)(9)
Anton Chilton	06/11/2020	225,000	450,000	1,328,400	11,000	22,000	44,000	—	891,880
	06/11/2020		(2)		—	—	—	33,000	1,328,333
Pamela M. Lopker	06/11/2020	171,437	342,873	1,012,161	11,000	22,000	44,000	—	891,880
	06/11/2020		(3)		—	—	—	33,000	1,328,333
Daniel Lender	06/11/2020	151,665	303,331	895,432	6,250	12,500	25,000	—	506,750
	06/11/2020		(4)		—	—	—	18,750	754,734
Kara L. Bellamy	06/11/2020	64,597	129,193	381,378	1,250	2,500	5,000	—	101,350
	06/11/2020		(5)		—	—	—	3,750	150,948

(1)

Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives’ compensation during fiscal year 2021, as described in “Compensation Discussion and Analysis — Elements of the Executive Compensation Program.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and “Maximum” refers to the maximum payout possible.

(2)	Actual Cash Bonus amount paid was $392,615.

(3)	Actual Cash Bonus amount paid was $299,149.

(4)	Actual Cash Bonus amount paid was $264,649.

(5)	Actual Cash Bonus amount paid was $114,656.

(6)

Maximum represents each Named Executive’s bonus percentage of Base Salary times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Compensation Committee.

(7)

PSU awards vest in two tranches for employment though each of the first two anniversaries of the grant date for a number of shares based upon the achievement of a performance objective, with the number of shares for each tranche equal to one-half of the total PSU grant. The performance objective for both vesting dates is based upon the Company’s cloud subscription revenue for fiscal year 2021 based upon currency rates in effect as of the end of the first quarter of fiscal year 2021 (“Subscription Revenue Achievement”).  The potential payout ranges from 0% to 200% of the grant target quantity. Payout ranges from 50% of the target number of shares if Subscription Revenue Achievement is at least $125.0 million for fiscal year 2021, up to a maximum payout of 200% of the target number of shares if Subscription Revenue Achievement is at least $131.0 million for fiscal year 2021. Delivery of shares earned, if any, will take place over two years on each of the first two anniversary dates of the grant, assuming the Named Executive is still an employee of the Company on each such anniversary date  The Subscription Revenue Achievement was $128.65 million resulting in the numbers of shares eligible for vesting under the PSUs being 121.6% of the target numbers of shares, which for Mr. Chilton is 26,752 shares, for Ms. Lopker is 26,752 shares, for Mr. Lender is 15,200 shares, and for Ms. Bellamy is 3,040 shares.

(8)	RSUs reported in this column vest 25% per year on the first four anniversary dates of the grant.

(9)

The amounts in this column represent the aggregate grant date fair value of Equity Awards granted during fiscal year 2021 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these Equity Awards are set forth in Note 6, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 13, 2021. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs or PSUs, or the sale of the common stock underlying such awards.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table contains information concerning outstanding SARs, RSUs and PSUs for each of the Named Executives as of January 31, 2021.

	SAR Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Awards That Have Vested (#)(2)	Number of Securities Underlying Unexercised Awards That Have Not Vested (#)(3)	Awards Exercise Price ($)	Awards Expiration Date	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(8)
Anton Chilton	03/07/2017					5,000	323,950
	12/19/2018					11,000	712,690
	06/23/2019							3,666(6)	237,520
	06/11/2020					33,000	2,138,070	26,752(7)	1,733,262
Pamela M. Lopker	06/11/2013	160,000	—	11.81	06/11/2021
	06/11/2013	30,000	—	10.50	06/11/2021
	06/11/2014	160,000	—	22.18	06/11/2022
	06/11/2014	30,000	—	18.80	06/11/2022
	06/09/2015	160,000	—	26.11	06/09/2023
	06/09/2015	30,000	—	21.25	06/09/2023
	06/14/2016	160,000	—	19.12	06/14/2024
	06/14/2016	30,000	—	16.07	06/14/2024
	06/13/2017	142,500	47,500	31.65	06/13/2025
	06/11/2018	95,000	95,000	53.50	06/11/2026
	06/23/2019					16,500	1,069,035	3,666(6)	237,520
	06/11/2020					33,000	2,138,070	26,752(7)	1,733,262
Daniel Lender	06/13/2017					6,250	404,938
	06/11/2018					12,500	809,875
	06/23/2019					9,375	607,406	2,083(6)	134,958
	06/11/2020					18,750	1,214,813	15,200(7)	984,808
Kara L. Bellamy	06/13/2017					1,250	80,988
	06/11/2018					2,500	161,975
	06/23/2019					1,875	121,481	416(6)	26,953
	06/11/2020					3,750	242,963	3,040(7)	196,962

(1)

Each SAR and RSU grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter. Unvested awards reflected in the above table vest in equal installments over the remaining annual vesting dates occurring after January 31, 2021. The PSU grants consist of the right to receive between 0% and 200% of a specified target number of shares of our common stock based upon the level at which the award’s performance conditions are satisfied each year. PSU grants issued on June 23, 2019 vest in three installments commencing on the first anniversary of the grant date and annually thereafter. PSU grants issued on June 11, 2020 vest in two installments on the first and second anniversaries of the grant date. Unvested PSU awards reflected in the above table vest over the remaining annual vesting dates occurring after January 31, 2021.

(2)	Of Ms. Lopker’s total of 997,500 SAR awards that have vested, 877,500 are for Class A common Stock and 120,000 are for Class B common stock.
(3)	Of Ms. Lopker’s total of 142,500 SAR awards that have not vested, all are for Class A common stock.
(4)	All are RSUs for Class A common stock.
(5)

The market value of unvested RSUs is determined by multiplying the closing market price of the Company’s Class A common stock on January 31, 2021 by the number of RSU shares that have not vested. The closing market price of the Company’s Class A common stock at January 31, 2021 was $64.79.

(6)

All awards granted June 23, 2019 are PSUs for Class A common stock, which are reported at their threshold numbers of unvested shares as of January 31, 2021 only for the third tranche of such PSUs vesting June 23, 2022.  Performance achievement for fiscal year 2021 was below threshold such that the second tranche of such PSUs will not vest any shares on June 23, 2021.

(7)

All awards granted June 11, 2020 are PSUs for Class A common stock, which are reported at the number of shares  subject to such PSUs resulting from the performance achievement of 121.6% during fiscal year 2021. These shares are unvested as of January 31, 2021.

(8)

The market value of unvested PSUs is determined by multiplying the closing market price of the Company’s Class A common stock on January 31, 2021 by the applicable number of PSU shares that have not vested. The closing market price of the Company’s Class A common stock at January 31, 2021 was $64.79.

SAR Exercises and RSUs Vested During Fiscal Year 2021

The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2021.

	RSUs Vested (1)			SAR Exercises (7)
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(6)	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(9)
Anton Chilton	16,971	(2)	857,452
Pamela M. Lopker	10,721	(3)	451,354	190,000	(8)	5,600,300
Daniel Lender	24,841	(4)	1,034,369
Kara L. Bellamy	4,968	(5)	206,865

(1)	Table shows activity for Class A RSUs. No Class B RSUs vested during the fiscal year.
(2)	16,971 shares released, 6,616 shares surrendered for taxes, 10,355 shares net acquisition.
(3)	10,721 shares released, 4,721 shares surrendered for taxes, 6,000 shares net acquisition.
(4)	24,841 shares released, 9,399 shares surrendered for taxes, 15,442 shares net acquisition.
(5)	4,968 shares released, 1,717 shares surrendered for taxes, 3,251 shares net acquisition.
(6)	Value represents market value at vest date of the full number of shares released.
(7)	Table shows activity for Class A and Class B SARs.
(8)

SAR exercised for 160,000 shares of Class A common stock; 114,035 shares to be issued net of exercise price; 47,584 shares applied to withholding taxes; 66,451 shares received net of taxes. SAR exercised for 30,000 shares of Class B common stock; 16,650 shares to be issued net of exercise price; 7,334 shares applied to withholding taxes; 9,316 shares received net of taxes.

(9)	Value represents market value at exercise date less the exercise price.

Equity Compensation Plan Information

Information as of January 31, 2021 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	1,995,215	(1)	$27.01	(2)	2,418,120
Equity compensation plans not approved by stockholders	—		—		—
Total	1,995,215		$27.01		2,418,120

(1)

Includes 1,144,100 shares subject to outstanding stock appreciation rights (“SARs”), 698,495 shares issuable upon vesting of outstanding restricted stock units (“RSUs”) and 152,620 shares issuable upon vesting of outstanding performance stock units (“PSUs”) at target.

(2)	The weighted-average exercise price does not include outstanding RSUs and PSUs.

Potential Payments upon Termination or Change in Control

The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than the termination benefits and the CIC arrangements described in the Compensation Discussion and Analysis section under “Change in Control Agreements and Executive Termination Policy,” the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a termination without cause, a change in control without termination and/or a termination upon a change in control had occurred on January 31, 2021.

			Termination Upon Change in Control
Name	Termination Without Cause Unrelated to a Change in Control ($)	Change in Control w/o Termination 50% Vesting of Equity Compensation ($)(2)	18 Months of Base Salary ($)	Vesting of Unvested Equity Compensation ($)(3)	1.5 Times Bonus ($)	18 Months of Benefits ($)	Total ($)(1)
Anton Chilton	481,274	2,929,091	675,000	5,858,182	675,000	59,960	7,268,142
Pamela M. Lopker	176,394	4,268,639	514,310	8,537,277	514,310	27,922	9,593,819
Daniel Lender	536,825	2,280,867	758,327	4,561,734	454,997	59,960	5,835,018

(1)

These amounts do not include any gross-up for excise taxes that these Named Executives may incur under Section 4999 of the Internal Revenue Code, which gross-up would be payable to these Named Executives under their CIC agreements if the amounts they receive were to constitute “excess parachute payments.” The amounts of such gross-up payments, if any, are not determinable at this time.

(2) For Mr. Chilton represents the vesting of 24,500 RSUs and 20,709 PSUs. For Ms. Lopker represents the vesting of 71,250 SARs, 24,750 RSUs and 20,709 PSUs. For Mr. Lender represents the vesting of 23,437 RSUs and 11,766 PSUs. Such numbers of SARs and RSUs are 50% of the unvested numbers of shares. Such numbers of PSUs are 50% of the target number of shares in the final two tranches of the PSUs granted June 23, 2019 and 50% of the number of shares subject to the PSUs granted June 11, 2020 resulting from the level of satisfaction of the performance objective during fiscal year 2021. The value of unvested SARs is determined by multiplying the applicable number of SAR shares by the difference between the closing market price of the Company’s Class A common stock on January 31, 2021 and the SAR exercise price. The value of unvested RSUs and PSUs is determined by multiplying the closing market price of the Company’s Class A common stock on January 31, 2021 by the applicable number of unvested RSU shares and PSU shares. The closing market price of the Company’s Class A common stock at January 31, 2021 was $64.79.

(3) For Mr. Chilton represents the vesting of 49,000 RSUs and 41,418 PSUs. For Ms. Lopker represents the vesting of 142,500 SARs, 49,500 RSUs and 41,418 PSUs. For Mr. Lender represents the vesting of 46,875 RSUs and 23,533 PSUs. Such numbers of SARs and RSUs are the unvested numbers of shares. Such numbers of PSUs are the target number of shares in the final two tranches of the PSUs granted June 23, 2019 and the number of shares subject to the PSUs granted June 11, 2020 resulting from the level of satisfaction of the performance objective during fiscal year 2021. The value of unvested SARs is determined by multiplying the number of SAR shares by the difference between the closing market price of the Company’s Class A common stock on January 31, 2021 and the SAR exercise price. The value of unvested RSUs and PSUs is determined by multiplying the closing market price of the Company’s Class A common stock on January 31, 2021 by the applicable number of unvested RSU shares and PSU shares. The closing market price of the Company’s Class A common stock at January 31, 2021 was $64.79.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information for our last completed fiscal year:

•

We determined that our Chief Executive Officer's annual total compensation for the fiscal year ended January 31, 2021 was $3,097,289, the amount reported in the "Total" column of our Summary Compensation Table.

•

After identifying the median employee (as described below), we totaled all of the elements of the median employee's annual total compensation for fiscal year 2021 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our Named Executives as set forth in our Summary Compensation Table. We determined that the median employee's annual total compensation for the fiscal year ended January 31, 2021 was $71,210.

Based on this information, for our fiscal year ended January 31, 2021 the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 43 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules, as described below:

To identify our median employee, we took the following steps:

•	We selected January 31, 2021 (the last day of our 2021 fiscal year) as the date on which to determine our median employee.
•	As of that date, QAD had approximately 1,930 employees, including full-time and part-time employees, temporary employees and interns. We do not have seasonal employees.
•

We determined the amount of target annual base salary plus target annual bonuses and target annual commissions for each employee. We believe these pay elements generally are consistent with our employees’ relative total compensation and are appropriate for determining our median employee because it is impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	Any compensation paid in foreign currencies was converted to U.S. dollars based on the January 31, 2021 exchange rate.
•	We did not make any cost of living adjustments or exclude any foreign jurisdictions.
•	All employees, except for our Chief Executive Officer, were ranked from lowest to highest with the median employee determined from this list.
•

We determined that the employee identified as our median employee by applying this process was not representative of QAD because the employee had been employed by QAD only for the last month of fiscal year 2021 following our acquisition of Allocation Network GmbH. For this reason we selected an employee directly adjacent to such employee in our ranking process as our median employee, who was employed by us for the full fiscal year 2021 with full year compensation and more representative compensation characteristics.

We believe that our pay ratio as presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio we are reporting may not be comparable to the pay ratio reported by other companies.

REPORT OF AUDIT COMMITTEE

Charter

The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

Meetings

During fiscal year 2021, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s internal audit director and the lead audit partner of the Company’s independent registered public accounting firm. The Audit Committee’s agenda was established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Ms. Crusco, Dr. van Cuylenburg and Mr. Roberts is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The Audit Committee also oversees the Company’s Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.

The Audit Committee appointed KPMG LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended January 31, 2021.

During the fiscal year ended January 31, 2021, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Among other actions, the Audit Committee:

•

Reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent registered public accounting firm;

•	Reviewed and discussed the Company’s audited financial statements with management;
•

Reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor's opinion about the effectiveness of the Company’s internal control over financial reporting with management, the independent registered public accounting firm and the internal auditor;

•	Reviewed and discussed the audit scope and plan with the independent registered public accounting firm, management and the internal auditor;
•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor; and
•

Reviewed and discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board with KPMG and received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of our independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditor's qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described below under “Principal Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor.

Audit Committee Recommendation

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2021 be accepted and included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 filed with the SEC on April 13, 2021.

Submitted by:	Kathleen M. Crusco
Peter R. van Cuylenburg, Chairman
Lee D. Roberts

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

CERTAIN RELATIONSHIPS AND RELATED

PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any reportable transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

The Board of Directors has adopted a Related Party Transaction Policy (“RPT Policy”), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.

Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and Named Executives to annually complete a director and officer questionnaire which requires disclosure of any related party transactions.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on our review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were timely complied with during fiscal year 2021.

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the number of shares of QAD common stock beneficially owned on the record date, April 22, 2021, by each executive named in the “Summary Compensation Table” on page 29 and each non-employee director and our directors and executive officers as a group. The table also shows any person known to the Company to be the beneficial owner of more than five percent of our common stock as of March 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, PSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 22, 2021, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.

Ms. Lopker holds the following: 4,121,945 Class A and 2,357,535 Class B shares held in the Lopker Living Trust, and 363,064 Class A and 21,075 Class B shares held by the Lopker Family Foundation. Ms. Lopker is a member of the Board of Directors of the Lopker Family Foundation. Ms. Lopker holds 4,193 Class A and 1,028 Class B shares in an IRA account and 634,982 Class A and 108,868 Class B shares from the estate of her late husband, Karl F. Lopker. Ms. Lopker also holds 224,464 Class A and 59,812 Class B shares in her name only. The business address for Ms. Lopker is 100 Innovation Place, Santa Barbara, CA 93108. Ms. Lopker disclaims beneficial ownership of any of the foregoing shares in which she has no pecuniary interest.

The holdings for BlackRock Inc. (“BlackRock”) are based on a Schedule 13G filed with the SEC on February 2, 2021 showing shares owned as of December 31, 2020. The address for BlackRock is 55 E 52nd Street, New York, NY 10055.

The holdings for Nantahala Capital Management LLC (“Nantahala”) are based on a Schedule 13G/A filed with the SEC on February 12, 2021 showing shares owned as of December 31, 2020. The address for Nantahala is 130 Main Street 2nd Floor, New Canaan, CT 06840.

The holdings for Tikvah Management LLC (“Tikvah”) are based on a Schedule 13G/A filed with the SEC on February 12, 2021 showing shares owned as of December 31, 2020. The address for Tikvah is 831 E. Moorehead Street, Suite 940, Charlotte, NC 28202.

	Class A			Class B
Beneficial Owner	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding
Scott J. Adelson	56,258	—	0.32%	6,267	—	0.19%
Anton Chilton	11,444	21,626	0.19%	5	—	—
Kathleen M. Crusco	6,120	—	0.04%	—	—	—
Peter R. van Cuylenburg	34,181	—	0.20%	—	—	—
Pamela M. Lopker	5,348,648	994,126	34.52%	2,548,318	120,000	77.34%
Lee D. Roberts	30,156	—	0.17%	2,368	—	0.07%
Daniel Lender	106,960	24,788	0.76%	8,046	—	0.24%
Kara L. Bellamy	4,446	4,958	0.05%	1,862	—	0.06%
All Executive Officers and Directors as a Group	5,598,213	1,045,498	36.06%	2,566,866	120,000	77.87%
BlackRock Inc.	1,035,203	—	5.96%	—	—	—
Nantahala Capital Management LLC	1,236,146	—	7.11%	—	—	—
Tikvah Management LLC	980,010	—	5.64%	85,957	—	2.58%

FREQUENTLY ASKED QUESTIONS

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Daniel Lender and Pamela M. Lopker have each been designated as a proxy for the Annual Meeting.

Who is soliciting my vote?

The Board of Directors of QAD is soliciting your vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

You will be asked to:

•	Vote to elect five directors as nominated;
•	Approve, on a non-binding advisory basis, the compensation paid to our Named Executives;
•	Ratify the appointment of our independent registered public accounting firm; and
•	Transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

What are the recommendations of the Board of Directors?

Matter	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Advisory vote on executive compensation	FOR APPROVAL
Ratify the appointment of KPMG as our independent registered public accounting firm for our current fiscal year	FOR RATIFICATION

Who can attend the Annual Meeting?

Only stockholders as of the record date, and any stockholder’s spouse, domestic partner or duly appointed proxy, may attend. No guests of stockholders will be allowed to attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

All stockholders who owned QAD common stock at the close of business on April 22, 2021, the record date for the Annual Meeting, who attend, or their duly appointed proxies, may vote at the Annual Meeting.

What do I need to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present photo identification, such as a driver’s license, and proof of ownership of QAD stock on the record date, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on the record date, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2021 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. We believe that this process provides a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing proxy materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote and how to request paper copies of the proxy materials.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to the website provided on your proxy card or voting instruction card and follow the instructions.

Will you send me multiple copies of the proxy materials if I hold my shares in different capacities but use the same address?

The SEC has approved a rule concerning the delivery of Notices and proxy materials. It allows us, with your permission, to deliver a single set of these documents to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate Notice. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described under “Annual Report” on page 45 of this proxy statement or contact your broker directly.

What are my voting rights?

You have one-twentieth (1/20th) of a vote for each share of QAD Class A common stock you owned at the close of business on the record date and one (1) vote for each share of QAD Class B common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee (“Nominee”). There is no cumulative voting available in connection with the election of directors.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and this Notice or the proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee.

How many votes can be cast by all stockholders?

On the record date, we had 17,380,897 shares of Class A common stock outstanding and entitled to vote with 869,044 votes and 3,330,318 shares of Class B common stock outstanding and entitled to vote with 3,330,318 votes, for a total of 4,199,362 votes that may be cast.

How many votes must be present to hold the Annual Meeting?

A majority of the voting power of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, vote by telephone or vote via the Internet, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (“broker non-votes”) are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect director nominees?

Directors are elected by a plurality of the votes cast. That means the five (5) individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors. Abstentions and broker non-votes will also have no effect on the vote.

How many votes are required to adopt the other proposals?

All other proposals will be approved if such proposals receive the affirmative vote of a majority of the votes cast on the matter. If your shares are represented at the Annual Meeting, but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes will be counted as present for purposes of establishing a quorum, but will not have any effect on the outcome of these proposals because they are not treated as votes cast.

Your vote on Proposal 2 (vote on executive compensation) is advisory, which means the results of the votes are non-binding on the Company. Although the votes are non-binding, the Compensation Committee and the Board value the opinions of QAD’s stockholders and will review and consider the voting results when making future decisions regarding Named Executive compensation.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions, Inc. will tabulate the voting results. We will announce the preliminary voting results at the Annual Meeting and will publish the results by filing a current report on Form 8-K with the SEC within four business days of the Annual Meeting.

What if I don’t provide a proxy or do provide a proxy but don’t give specific voting instructions?

If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholder of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining a quorum. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card, but do not indicate how you wish to vote, then to the extent you did not specify a choice, your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement; and
•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owner. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If you are a beneficial owner and you do not return a proxy, or you do provide a proxy, but you fail to specify your voting instructions, your broker may in some cases vote the shares in the broker’s discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Brokers cannot vote on Proposals 1 or 2 without instructions from the beneficial owners. Broker non-votes will not affect the outcome of the vote on Proposal 1 as long as a quorum is present. Broker non-votes will not have an effect on Proposal 2 as long as a majority of the shares represented and voting at the meeting cast their votes in favor of these proposals.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Even if you voted by telephone or on the Internet or if you signed and delivered the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting in person by ballot at the Annual Meeting.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

How do I vote?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you requested printed materials and choose to vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on June 20, 2021.

Vote on the Internet. If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded.

Vote by Telephone. If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your Notice, proxy card or voting instruction card in hand when you call.

Vote by Mail. If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Who pays for the solicitation of proxies?

QAD will bear the expense of printing and mailing Notices and proxy materials. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish Notices and proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy’s best judgment.

EXEMPTIONS FOR A CONTROLLED COMPANY ELECTION

The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Pamela M. Lopker controls the majority of votes in QAD’s stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 39 of this proxy statement for additional information.

The Company has elected to rely upon certain of the exemptions provided in the rules for a controlled company. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors or a compensation committee comprised solely of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors, (iii) determine officer compensation by a compensation committee comprised solely of independent directors or by a majority of the Board upon recommendation of a compensation committee comprised solely of independent directors and (iv) satisfy certain responsibilities of the compensation committee prior to retaining or receiving advice from a compensation consultant, legal counsel or other advisor to the compensation committee. Notwithstanding the fact that QAD is a controlled company, QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining executive officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

ANNUAL REPORT

If you would like a copy of our 2021 Annual Report on Form 10-K, we will send you one without charge. Please call 805-566-5139 or write to request a copy:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Investor Relations

The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials. If you wish to submit a proposal to be included in the proxy statement for our 2022 Annual Meeting, we must receive it in a form which complies with the applicable securities laws, on or before January 7, 2022. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, CA 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any matter to be properly considered before our 2022 Annual Meeting, including nomination of directors, such matter must be submitted to us prior to January 7, 2022 and in a format which complies with the provisions set forth in our bylaws. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to March 23, 2022, the proxy to be solicited by the Board of Directors for the 2022 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2022 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2022 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, CA 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

QAD INC.
ATTN: WILLEM RASMUSSEN
100 INNOVATION PLACE
SANTA BARBARA, CA 93108

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46245-P54095

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QAD INC.

The Board of Directors recommends a vote for the following Nominees:

1. Election of Directors	For	Withhold
1a. Scott J. Adelson	☐	☐
1b. Anton Chilton	☐	☐
1c. Kathleen M. Crusco	☐	☐
1d. Peter R. van Cuylenburg	☐	☐
1e. Pamela M. Lopker	☐	☐

The Board of Directors recommends a vote for Proposal 2.	For	Against	Abstain
2. Advisory vote to approve the compensation paid to our Named Executives.	☐	☐	☐
The Board of Directors recommends a vote for Proposal 3.	**For**	**Against**	**Abstain**
3. Ratify the selection of KPMG LLP as our independent registered public accounting firm for our current fiscal year.	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMITTANCE PASS
2021 ANNUAL MEETING OF STOCKHOLDERS
QAD INC.
Monday, June 21, 2021
8:00 a.m., local time
100 Innovation Place
Santa Barbara, CA 93108

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D46246-P54095

QAD INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2021 Annual Meeting of Stockholders

You are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on Monday, June 21, 2021, at 100 Innovation Place, Santa Barbara, CA 93108. The meeting will begin at 8:00 a.m., local time. Admission is limited to stockholders and guests of QAD Inc. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.

The stockholder(s) hereby appoint(s) Daniel Lender and Pamela M. Lopker, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of QAD Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time on Monday, June 21, 2021, at 100 Innovation Place, Santa Barbara, CA 93108, and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side